SUB-ITEM 77I

The MFS Bond Fund and MFS Inflation Adjusted Bond Fund, each a series of MFS Series Trust IX, terminated Class 529A, 529B and 529C Shares, as described in the Amendment to the Declaration of Trust dated March 30, 2007. Such amendment is filed herewith.